EXHIBIT 99.1

Gladstone Investment Increases Monthly Cash Distributions to Common Stockholders and Announces Monthly Cash Distributions for April, May, and June 2018 and a Supplemental Distribution to Common Stockholders

MCLEAN, Va., April 10, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) announced today that its board of directors declared the following monthly cash distributions to preferred and common stockholders, increasing distributions to common stockholders by more than 3%.

The Company will also pay a supplemental distribution of $0.06 per share to holders of its common stock in June 2018. In this regard, the Company currently anticipates paying semi-annual, supplemental distributions each fiscal year. The first two of such supplemental distributions were paid in June and December 2017. These payments are expected to include undistributed net capital gains, but may also be made from undistributed net investment income, which the Company anticipates it will continue to generate in the future. The Company’s board of directors will evaluate the amount and timing of additional, semi-annual, supplemental distributions in future periods.

Common Stock: $0.067 per share of common stock for each of April, May, and June 2018, payable per the table below. The Company has paid 153 consecutive monthly cash distributions on its common stock.

Record Date	Payment Date	Cash Distribution
April 20	April 30	$0.067
May 22	May 31	$0.067
June 6	June 15	$0.06*
June 20	June 29	$0.067
Total for the Quarter:		$0.261

*Denotes supplemental distribution to common stockholders

Series B Term Preferred Stock: $0.140625 per share of the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”) for each of April, May, and June 2018, payable per the table below. The Series B Term Preferred Stock trades on the NASDAQ under the symbol “GAINO.”

Record Date	Payment Date	Cash Distribution
April 20	April 30	$0.140625
May 22	May 31	$0.140625
June 20	June 29	$0.140625
Total for the Quarter:		$0.421875

Series C Term Preferred Stock: $0.135417 per share of the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”) for each of April, May, and June 2018, payable per the table below. The Series C Term Preferred Stock trades on the NASDAQ under the symbol “GAINN.”

Record Date	Payment Date	Cash Distribution
April 20	April 30	$0.135417
May 22	May 31	$0.135417
June 20	June 29	$0.135417
Total for the Quarter:		$0.406251

Series D Term Preferred Stock: $0.13020833 per share of the Company’s 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”) for each of April, May, and June 2018, payable per the table below. The Series D Term Preferred Stock trades on the NASDAQ under the symbol “GAINM.”

Record Date	Payment Date	Cash Distribution
April 20	April 30	$0.13020833
May 22	May 31	$0.13020833
June 20	June 29	$0.13020833
Total for the Quarter:		$0.39062499

The Company offers a dividend reinvestment plan (the “DRIP”) to its common stockholders. For more information regarding the DRIP, please visit www.gladstoneinvestment.com.

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Investment's current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Investment's filings with the Securities and Exchange Commission. Gladstone Investment undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

For further information: Gladstone Investment Corporation, +1-703-287-5893